AMENDMENT NUMBER ONE
TO THE
INVESTMENT ADVISORY AGREEMENT
This Amendment Number One, dated November 1, 2004, to the Investment Advisory
Agreement, dated May 31, 1997 (the Agreement), by and between Van Kampen Trust for Investment Grade Municipals (the Fund), a Massachusetts business trust (the
Trust) and Van Kampen Asset Management
(the Adviser, successor in interest of
Van Kampen Investment Advisory Corp.),
a Delaware statutory trust, hereby
amends the
terms and conditions of the Agreement
in the manner specified herein.
W I T N E S S E T H
WHEREAS, the Board of Trustees of the
Fund at a meeting held on September 23, 2004 has approved a reduction in the investment management fee payable by the Fund to the Adviser; and
WHEREAS, the parties desire to amend and restate Section 2. (a) of the Agreement relating to the investment management fee.
NOW THEREFORE, in consideration of the
foregoing and the mutual covenants and
agreements hereinafter contained, the
parties hereby agree to amend the Agreement, as follows:
  Section 2.(a) of the Agreement is
hereby deleted in its entirety and replaced with the following:
2. (a) Fee. For the services and facilities described in Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee equal to 0.55% of the average daily managed assets of the Fund (which for purposes of determining such fee, shall mean the average daily value of the Fund, minus the sum of accrued liability other than the aggregate amount of any borrowings undertaken by the Fund).
IN WITNESS WHEREOF, the parties have
caused this Agreement to be executed as of the day and year first above written.

VAN KAMPEN TRUST FOR INVESTMENT
GRADE MUNICIPALS

By:
   ---------------------------
    Ronald E. Robison
    Executive Vice President
    and Principal Executive Officer


 VAN KAMPEN ASSET MANAGEMENT

By:
   ---------------------------
    Edward C. Wood, III
    Managing Director